As filed with the Securities and Exchange Commission on March 9, 2004.
Registration No. 333-110980

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
Pre-effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NII HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4812	91-1671412
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600

Reston, Virginia 20191
(703) 390-5100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Copies of Communications to:

Robert J. Gilker, Esq. Vice President and General Counsel NII Holdings, Inc. 10700 Parkridge Boulevard, Suite 600 Reston, Virginia 20191 (703) 390-5100	William L. Pitman, Esq. Williams Mullen A Professional Corporation 1021 East Cary Street Richmond, Virginia 23219 (804) 643-1991
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 9, 2004

PROSPECTUS

$180,000,000

3 1/2% CONVERTIBLE NOTES DUE 2033 AND

SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

The Notes and Common Stock

•	On September 16 and September 24, 2003, we issued and sold $150,000,000 and $30,000,000 aggregate principal amount, respectively, of our 3 1/2% Convertible Notes due 2033 in a private offering.

•	Interest on the notes is payable on March 15 and September 15 of each year, beginning March 15, 2004.

•	The notes mature on September 15, 2033 unless earlier converted, redeemed or repurchased. Holders may require us to repurchase their notes on September 15 of 2010, 2013, 2018, 2023 and 2028 or upon the occurrence of certain designated events at a repurchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest.

•	The selling security holders identified in this prospectus will use this prospectus to resell the notes and the underlying shares of our common stock issuable upon conversion of the notes.

•	We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling security holders.

•	The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.”

Conversion of the Notes

•	Holders may convert the notes into shares of our common stock at a conversion rate of 12.5000 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on September 15, 2033 only under the following circumstances:

(1)	during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our common stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive days ending on the last trading day of the preceding fiscal quarter;

(2)	during the 5 business day period after any 5 consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate subject to limitations described in this prospectus under “Description of Notes”;

(3)	if the notes have been called for redemption; or

(4)	upon the occurrence of certain corporate transactions.

Redemption of the Notes

•	On or after September 20, 2008, we may redeem any the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price

Beginning on September 20, 2008 and ending on September 14, 2009.	$101.000%

Beginning on September 15, 2009 and ending on September 14, 2010.	$100.500%

Beginning on September 15, 2010 and thereafter	$100.000%

In each case, we will pay interest to, but excluding the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date.

Ranking of the Notes

•	The notes are our senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to any of our future subordinated debt. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, the notes effectively rank junior in right of payment to the existing and future liabilities of our subsidiaries.

Listing

•	The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of the National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange.

•	Our common stock is traded on the Nasdaq National Market under the symbol “NIHD.” On March 8, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $107.82 per share.

     Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 4.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March     , 2004

IMPORTANT NOTICE TO READERS

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling security holders offer notes or common stock under this prospectus, they are required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information.

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

      In this prospectus, we frequently use the terms “NII Holdings,” “we,” “us,” “our” and “our company” to refer to NII Holdings, Inc. and our operating companies as a combined entity, except in “Description of Notes,” “Plan of Distribution” and in other places where it is clear that the terms mean only NII Holdings, Inc. To understand this offering fully and for a more complete description of this offering, you should read this entire document carefully.

      “Nextel,” “Nextel Direct Connect,” “Nextel Online” and “Nextel Worldwide” are trademarks or service marks of Nextel Communications, Inc. “Motorola,” “iDEN,” “i2000” and “i2000plus” are trademarks or service marks of Motorola, Inc. This prospectus also contains other trademarks, service marks and trade names that are the property of their respective owners.

i

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

      We caution you that this prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus and in the documents incorporated by reference in this prospectus, these forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.

      While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. It is routine for our internal projections and expectations to change, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons.

      We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of this prospectus. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

ii

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including Nextel Worldwide and Nextel Online; and

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our 2002 Annual Report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which we have incorporated by reference in this prospectus.

iii

PROSPECTUS SUMMARY

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

NII HOLDINGS, INC.

Overview

      We provide digital wireless communication services targeted at meeting the needs of business customers located in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile.

      We use a transmission technology called integrated digital enhanced network, or iDEN, technology developed by Motorola, Inc. to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers anywhere on our network in the same country to talk to each other instantly, on a “push-to-talk” basis, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced Java, enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide.”

      Our principal objective is to grow our business in selected markets in Latin America by providing differentiated, high value wireless communications services to business customers, while improving profitability and net income. We intend to continue growing our business in a measured fashion, with a primary focus on generating earnings growth and free cash flow and maintaining strict controls on capital expenditures. We will seek to add subscribers at rates which do not negatively impact our operating metrics. Based on the low wireless penetration in our markets and our current market share in our target customer segment, we believe that we can continue our current subscriber and revenue growth trends while improving our profitability.

      We were organized in 1995 as a holding company for the operations of Nextel Communications, Inc. in selected international markets. In December 2001, we changed our name from Nextel International, Inc. to NII Holdings, Inc. On May 24, 2002, we and NII Holdings (Delaware), Inc., our wholly-owned subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our international operating companies filed for Chapter 11 reorganization. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11 proceedings.

* * * * *

      Our corporate headquarters are located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, and our telephone number is (703) 390-5100. Our Internet address is www.nii.com. The information contained on our web site is not part of this prospectus.

THE OFFERING

Securities Offered	$180,000,000 principal amount of 3 1/2% Convertible Notes due 2033. We issued $180,000,000 aggregate principal amount of 3 1/2% Convertible Notes due 2033 in a private offering in September 2003. The selling security holders identified in this prospectus may offer from time to time up to $180,000,000 principal amount of the notes and all of the shares of our common stock issuable upon conversion of the notes.

Maturity Date	September 15, 2033. You may require us to repurchase your notes on September 15, of 2010, 2013, 2018, 2023 and 2028 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest. See “Description of Notes — Repurchase at Option of the Holder.”

Interest	3 1/2% per annum on the principal amount, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning March 15, 2004.

Conversion	You may convert the notes into shares of our common stock at a conversion rate of 12.5000 shares per $1,000 principal amount of notes, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:

• during any fiscal quarter commencing after December 31, 2003 if the closing sale price of our common stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

• during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes, subject to limitations described under “Description of Notes”; or

• if the notes have been called for redemption; or

• upon the occurrence of specified corporate events described under “Description of Notes.”

Optional Redemption	We may redeem any of the notes beginning September 20, 2008, by giving you at least 30 days notice. We may redeem the notes either in whole or in part at redemption prices declining from 101% of their principal amount in 2008 to 100% on September 15, 2010, plus accrued and unpaid interest.

Designated Event	If a designated event (as described under “Description of Notes — Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest.

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling security holders of the notes or the common stock issuable upon conversion of the notes. See “Use of Proceeds.”

Registration Rights	We filed the shelf registration statement of which this prospectus is a part pursuant to a registration rights agreement, dated September 16, 2003, between the initial purchasers of the notes and us. We also agreed to use our best efforts to have the registration statement declared effective by March 12, 2004 and to use our best efforts to keep the registration statement effective until either of the following has occurred:

• all securities covered by the registration statement have been sold; or

• the expiration of the applicable holding period with respect to the notes and the underlying common stock under Rule 144(k) under the Securities Act of 1933, or any successor provision.

Ranking	The notes are our senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to any of our future subordinated debt. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, we are a holding company and conduct all of our operations through our subsidiaries, and the notes effectively rank junior in right of payment to all liabilities of our subsidiaries.

Listing and Trading	The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of The National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system and we cannot guarantee the liquidity or the development of any trading market for the notes. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

Indenture and Trustee	We have issued the notes under an indenture, dated September 16, 2003, between Wilmington Trust Company, as trustee, and us.

Risk Factors	See “Risk Factors” beginning on page 4 and other information set forth and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the notes and the shares of our common stock into which the notes are convertible.

Nasdaq National Market symbol	NIHD

      For a more complete description of the terms of the notes and the underlying common stock, see “Description of Notes.” For a more complete description of the common stock, see “Description of Capital Stock.”

RISK FACTORS

      Before you make an investment decision, you should be aware of various risks, including the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking and Cautionary Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and included elsewhere or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risk Factors Relating to Our Company

We have a short history of profitable operations, which may make it difficult for you to evaluate our business and the risks of investing in our common stock.

      Prior to giving effect to our reorganization and the application of fresh start accounting to our financial statements as of October 31, 2002, we had never been profitable. Because of this limited profitable history and the incomparability of our financial condition and results of operations prior to October 31, 2002 and after October 31, 2002, it may be difficult for you to evaluate our business. Our prospects, therefore, must be considered in light of the risks and uncertainties related to operating a company that has recently emerged from Chapter 11 proceedings.

If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

      Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.

      In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.

      These companies may also continue to enjoy the legacy of their pre-privatization/ pre-liberalization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.

Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have networks with substantially more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce our growth and profitability.

If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

      We differentiate ourselves by providing two-way radio dispatch “push-to-talk” services that are currently not available through traditional cellular or personal communication services providers. A number of operators of CDMA and GSM networks in the United States and other countries are currently testing systems that would allow them to provide a form of “push-to-talk” service, and some of our competitors have announced that they will be introducing “push-to-talk” service. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

      Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology, and it is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. We have some non-contiguous spectrum in each of the markets we serve. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Any decrease by Nextel Communications in its use of iDEN technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, because Nextel Communications decreases its use of iDEN technology or otherwise, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

      The countries in which we operate are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. Negative developments or unstable conditions in the countries in which we operate or in other emerging market countries could have a material adverse effect on our financial condition and results of operations. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, in 2001, after prolonged periods of recession followed by political instability, the Argentine government announced it would not service its public debt. In order to address the worsening economic and social crisis, the Argentine government abandoned its decade old fixed Argentine peso-U.S. dollar exchange rate, allowing the currency to float to market levels.

      We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect the economies in the countries in which we operate and our business operations and prospects in these countries.

Due to our significant operations in Argentina and Brazil, our business is particularly exposed to risks associated with adverse economic and political conditions in those countries.

      In recent years, both Argentina and Brazil have been negatively affected by volatile economic and political conditions. These volatile conditions pose risks for our business. In particular, the volatility of the Argentine peso and the Brazilian real has affected our recent financial results. The depreciation of the currencies in Argentina and Brazil in 2002 had a material negative impact on our financial results.

      Argentina. After a prolonged period of recession, followed by political instability, Argentina announced in December 2001 that it would impose tight restrictions on bank accounts and would not service its public sector debt, and suspended foreign currency trading. In January 2002, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate. The resulting depreciation of the Argentine peso against the U.S. dollar during the 2002 calendar year was 66%. A depreciation of the Argentine peso generally affects our consolidated financial statements by generating a foreign currency transaction loss on U.S. dollar-denominated debt. Until October 31, 2002, the liabilities of our Argentine operating company included U.S. dollar-denominated secured debt, for which we recognized foreign currency transaction losses of $137.5 million for the ten months ended October 31, 2002. A depreciation of the Argentine peso also affects our consolidated financial statements by reducing the translation rate of all Argentine peso-denominated balances. To the extent net income is generated by our Argentine operating company, the amount would be reduced by a depreciation of the Argentine peso.

      In addition, based on inflation rates in Argentina in 2002, it is possible that Argentina will be classified as a highly inflationary economy for the purposes of U.S. GAAP. If this occurs, we will be required to change the functional currency of our Argentine operating company from the Argentine peso to the U.S. dollar in accordance with U.S. GAAP. It is uncertain if or when Argentina might be classified as a highly inflationary economy. Because of this uncertainty, we are unable to determine what effect a change in the functional currency of our Argentine operating company to the U.S. dollar would have on our financial position, results of operations or cash flows.

      Brazil. The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and by volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. In early 1999, the Brazilian government allowed the Brazilian real to float freely, resulting in a 32% devaluation against the U.S. dollar that year. In 2002, the Brazilian real depreciated against the U.S. dollar by 18%. For the combined period ended December 31, 2002, we recognized foreign currency transaction losses of $26.2 million, primarily related to U.S. dollar-denominated liabilities of our Brazilian operating company.

      Brazilian presidential elections occurred in October 2002, and Luiz Inacio Lula da Silva was elected president for a term of four years. The volatility of the Brazilian real and the Brazilian capital markets during 2002 was due, in part, to uncertainties surrounding the election and the policies the new government would implement. We cannot assure you that the new government will not implement policy changes that could adversely affect our Brazilian operations. Change in policy, including tariffs, exchange controls or other factors, could adversely affect our business and financial results, as could inflation, further currency devaluation and other developments, and the Brazilian government’s response to them.

      In addition, economic and market conditions in Argentina and other emerging markets in South America can influence conditions in Brazil and perception of Brazil’s economic and political situation.

Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

      As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      Nearly all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and in 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future decrease in value of the Argentine peso.

      Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, Brazil has a tax on financial transactions, and certain provinces in Argentina adopted higher tax rates on telecommunications services in 2001. In addition, in 2002, Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

      Our Brazilian operating company has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Our Brazilian operating company has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions. Additionally, our Brazilian operating company has filed a lawsuit against the Brazilian government disputing the legality of the basis for the calculation of a social contribution tax.

We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies.

If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

      Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” tradename could have a material adverse effect on our operations. We also depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.

Our high level of debt limits our flexibility and increases our risk of default.

      We have a high level of debt, which could have important consequences to you, such as:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, which will reduce the availability of cash flow to fund working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

•	placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.

      Our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.

      If our business plans change, including as a result of changes in technology, or if general economic, financial or political conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, the volatility and demand of the capital and lending markets and the future market prices of our securities. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all.

      If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing is substantially limited under the terms of our outstanding indebtedness.

Our existing financing agreements contain covenants that limit how we conduct our business, which may affect our ability to grow as planned.

      As a result of restrictions contained in certain of our agreements, including our international equipment facility, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. Our financing agreements contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets;

•	engage in transactions with affiliates; and

•	transfer funds to our operating companies in Brazil and Argentina.

We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

      If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses.

Our significant stockholders are able to influence our business and affairs.

      As of December 31, 2003, Nextel Communications, Inc. beneficially owned about 17.9% of our outstanding common stock and was our single largest stockholder while MacKay Shields LLC beneficially owned or controlled about 3.4% of our common stock. Because of their stock ownership and their representation on our board of directors as a result of our reorganization, Nextel Communications and MacKay may be able to exert influence over our business and affairs. Nextel Communications is also a party to a standstill agreement with us and certain other parties which prohibits it from exercising voting control over more than 49.9% of our outstanding common stock.

Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

We may not be able to finance a change of control offer.

      Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of our outstanding 3 1/2% convertible notes due 2033 at 100% of their principal amount and all of our outstanding $300.0 million aggregate principal amount 2 7/8% convertible notes issued in January and February 2004 at 100% of their principal amount. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our convertible notes, or restrictions contained in our international equipment facility may prevent us from being able to do so.

      Moreover, our international equipment facility provides, and we anticipate any future credit facility to similarly provide, that the occurrence of a change of control could also constitute a default under those facilities giving Motorola Credit Corporation (and any other lenders under future credit facilities) the right to accelerate the maturity of all or portions of our borrowings. We cannot assure you that under these circumstances we would be able to obtain necessary consents from Motorola Credit Corporation and any other lenders under the international equipment facility and/or any future credit facility to permit us to repurchase the senior secured discount notes and convertible notes pursuant to a change of control or to repay or refinance all of our indebtedness under the international equipment facility and/or any future credit facility prior to repurchasing any senior secured discount notes and convertible notes upon a change of control.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.

Historical financial information may not be comparable to results reported in the future.

      As a result of the November 2002 consummation of our Revised Third Amended Joint Plan of Reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we were subject to fresh-start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations reflected in our financial statements for periods prior to our reorganization incorporated by reference elsewhere in this prospectus.

Risk Factors Relating To This Offering

Our subsidiaries hold substantially all of our assets and conduct substantially all of our operations and they will not be obligated to make payments on the notes.

      We conduct substantially all of our business through our subsidiaries. These subsidiaries directly and indirectly own substantially all of the assets of our business and conduct operations themselves and through other subsidiaries. Therefore, we depend on advances from our subsidiaries and the repayment by our subsidiaries of intercompany loans and advances to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness, including the notes.

      The notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. This means that the creditors of our subsidiaries have priority in their claims on the assets of our subsidiaries over our creditors, including holders of the notes.

There is no public market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

      There is no established public trading market for the notes. The notes originally issued in the private offering are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, that you will be able to sell your notes.

      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

We may not have the ability to raise the funds necessary to finance the redemption or repurchase of the notes if required by holders pursuant to the indenture.

      In the event of a “designated event” under the indenture, we will be required to offer to redeem all outstanding notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date. In addition, holders may require us to repurchase their notes on September 15 of 2010, 2013, 2018, 2023 and 2028. However, it is possible that we will not have sufficient funds available at such time to make the required redemption or repurchase of notes. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our redemption of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from redeeming the notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the notes or the common stock into which the notes are convertible, and the sale or issuance of substantial amounts of our common stock could adversely affect the price of our common stock.

      Subject to certain conditions, the notes will be convertible into shares of our common stock. The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially. The trading price of the notes is expected to be affected significantly by the price of our common stock.

      In addition, the sale of substantial amounts of our common stock could adversely affect our stock price. As of December 31, 2003, 11,592 shares of common stock were available for grants of options under our stock option plan and options to purchase 1,249,560 shares of our common stock were outstanding (348,060 of which were exercisable). The issuance or sale or the availability for sale of a large number of shares of our common stock in the public market could adversely affect the price of our common stock.

Sales of large amounts of our common stock, or the perception that sales could occur, may depress our stock price.

      Even if our business is doing well, the market price of our common stock could drop if our existing stockholders decide to sell their shares. As of December 31, 2003, Nextel Communications and MacKay owned about 17.9% and 3.4%, respectively, of the outstanding shares of our common stock. The market price could drop significantly if the holders of these shares sell them or other investors perceive sales to be imminent. In 2002 we entered into a registration rights agreement with Nextel Communications and MacKay, under the terms of which we filed a registration statement to register the shares of common stock that they own to cover sales that they may make to third parties.

      In addition, in the first quarter of 2004, we issued an aggregate principal amount of $300.0 million 2 7/8% convertible notes due 2034 that are convertible into 1,878,300 shares of our common stock based on the initial conversion rate of such notes. In connection with the issuance of such notes, we entered into a registration rights agreement with the initial purchaser of such notes. Under the terms of that registration rights agreement, we are required to file a registration statement to register the notes and the common stock issuable upon the conversion of the notes that will cover sales to third parties by the holders of such notes or common stock. The conversion of the notes and the sale of the underlying shares of common stock could adversely affect the market price of our common stock.

      A substantial number of our shares issuable under our option plans will be freely tradeable. Sales of substantial amounts of these shares could also cause the market price to drop significantly.

We may not have sufficient cash flow to make payments on the notes and our other debt.

      Our ability to pay principal and interest on the notes and our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, please see “ — Risk Factors Relating to Our Company.” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

      If our cash flow and capital resources are insufficient to allow us to make scheduled payments on your notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

      If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the notes.

Because the notes are unsecured, they are also effectively subordinated to any of our existing and future secured debt.

      Our obligations under the notes are unsecured. In contrast, some of our other debt obligations, including our international equipment facility, are secured by our assets. As a result, the notes are effectively subordinated to our obligations under our secured debt. If we are in default on these secured obligations, you may not receive principal and interest payment on your notes.

The value of the conversion right associated with the notes may be substantially lessened or eliminated if we are party to a merger, consolidation or other similar transaction.

      If we are party to a consolidation, merger or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its note immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

You may only convert the notes into shares of our common stock under certain circumstances, none of which may occur.

      The notes may be converted into shares of our common stock only if one or more of the conditions described under “Description of Notes — Conversion of Notes” are satisfied. We cannot assure you that any notes you purchase will become convertible into shares of our common stock prior to their stated maturity. If you are unable to convert your notes prior to their stated maturity, you may be unable to realize the value of the conversion rights associated with your notes.

Conversion of the notes will dilute the ownership interest of existing stockholders.

      The conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Adjustments to the conversion rate on the notes may result in a taxable distribution to you.

      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a Non-U.S. Holder of notes, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See “Certain United States Tax Considerations.”

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holders of the securities offered by this prospectus.

PRICE RANGE OF COMMON STOCK

      Prior to November 12, 2002, the date that our former common stock and other equity interests were cancelled in connection with our emergence from Chapter 11 proceedings, there was no public trading market for our former common stock. Our new common stock issued on November 12, 2002 began trading on the Over-the-Counter (OTC) Bulletin Board effective November 20, 2002 under the trading symbol “NIHD.” On February 28, 2003, our new common stock began trading on the Nasdaq National Market under the trading symbol “NIHD.”

      The following table sets forth on a per share basis the reported high and low sales prices for our common stock, based on published financial sources, for the quarters indicated.

	Price Range of
	Common Stock

	High	Low

2002

Fourth Quarter (beginning November 20)	$14.30	$5.50

2003

First Quarter	$26.85	$11.60

Second Quarter	$39.87	$23.71

Third Quarter	$66.60	$37.50

Fourth Quarter	$80.60	$60.07

2004

First Quarter (through March 8, 2004)	$111.00	$74.30

      On March 8, 2004, the reported last sale price for our common stock on the Nasdaq National Market was $107.82 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our common stock or our notes convertible into our common stock.

      As of December 31, 2003, there were 22,961,070 shares of our common stock outstanding, held by approximately seven stockholders of record. These stockholders included the Depository Trust Corporation, which acts as a clearinghouse for multiple brokerage and custodial accounts.

DIVIDEND POLICY

      We have not paid any dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. In addition, some of our financing documents prohibit, and are expected to continue to prohibit, us from paying dividends. We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments under our debt facilities in accordance with our business plan.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

					Successor	Predecessor	Successor
Predecessor Company					Company	Company	Company

				Ten Months	Two Months
				Ended	Ended	Nine Months Ended
Year Ended December 31,				October 31,	December 31,	September 30,

1998	1999	2000	2001	2002	2002	2002	2003

—	—	0.15x	—	12.61x	3.04x	—	2.67x

      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of (loss) income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest, equity in (losses) gains of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of debt financing costs and amortization of original issue discount;

•	interest capitalized; and

•	the portion of rental expense we believe is representative of interest.

      The deficiency of earnings to cover fixed charges for the year ended December 31, 1998 was $286.4 million, for the year ended December 31, 1999 was $513.9 million, for the year ended December 31, 2001 was $2.42 billion and for the nine months ended September 30, 2002 was $424.8 million. Our ratio of earnings to fixed charges for the ten months ended October 31, 2002 reflects the impact of $2.18 billion of non-recurring net reorganization gains that we recorded in connection with our emergence from Chapter 11 reorganization.

DESCRIPTION OF NOTES

      We issued $150,000,000 aggregate principal amount of notes and an additional $30,000,000 aggregate principal amount of notes in private offerings pursuant to Rule 144A under the Securities Act on September 16, 2003 and September 24, 2003, respectively. The notes were issued under an indenture, dated as of September 16, 2003, between NII Holdings, as issuer, and Wilmington Trust Company, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement, dated as of September 16, 2003. The registration statement of which this prospectus is a part has been filed pursuant to the registration rights agreement and covers the resale of the notes and the common stock issuable upon conversion of the notes is being filed. You may request a copy of the indenture and the registration rights agreement from the trustee. The indenture, form of note and registration rights agreement are also filed as exhibits to the registration statement of which this prospectus is a part.

      The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

      As used in this “Description of Notes” section, references to “NII Holdings,” “we,” “our” or “us” refer solely to NII Holdings, Inc. and not to its subsidiaries.

General

      The notes are our senior unsecured obligations and rank equal in right of payment with all of our other existing and future senior unsecured debt and prior to any of our future subordinated debt. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, we are a holding company and conduct all of our operations through our subsidiaries, and the notes effectively rank junior in right of payment to all liabilities of our subsidiaries. The notes are convertible into common stock as described under “— Conversion of Notes.”

      The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes mature on September 15, 2033 unless earlier converted, redeemed or repurchased. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

      You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Repurchase at Option of the Holder Upon a Designated Event.”

      We will pay interest on March 15 and September 15 of each year, beginning March 15, 2004, to record holders at the close of business on the preceding March 1 and September 1, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

      We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

      You may convert any of your notes, in whole or in part, into shares of our common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption; or

•	upon specified corporate transactions.

      The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is a $1,000 principal amount or an integral multiple of $1,000.

      If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your notes for repurchase upon a designated event, you may convert your notes only if you withdraw your repurchase election. Similarly, if you exercise your option to require us to repurchase your notes other than upon a designated event, those notes may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. Upon conversion of a note, the holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

      As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) we have specified a purchase date following a designated event that is during such period or (3) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note.

Conversion Upon Satisfaction of Market Price Condition

      You may surrender your note for conversion into our common stock prior to close of business on the maturity date during any fiscal quarter commencing after December 31, 2003 if the closing sale price of our common stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

      The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market System or by the National Quotation Bureau Incorporated. The “conversion price” as of any day will equal $1,000 divided by the conversion rate as of such day.

Conversion Upon Satisfaction of Trading Price Condition

      You may surrender your notes for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate; provided, however, that you may not convert your notes in reliance on this provision after September 15, 2028 if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 110% of the then current conversion price of the notes.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

      In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

Conversion Upon Notice of Redemption

      If we call notes for redemption, you may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to redeem all or a portion of your notes as described under “Repurchase at Option of the Holder Upon a Designated Event.”

Conversion Procedures

      The initial conversion rate for the notes is 12.5000 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the closing price of the common stock on the trading day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

      To convert your note into common stock you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

      The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note.

     Conversion Rate Adjustments

      We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding:

•	rights or warrants specified above; and

•	dividends or distributions specified above.

      If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market System or such other national or regional exchange or market on which the securities are then listed or quoted.

      If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the amount of the distribution. “Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

      However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

      You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Tax Considerations.”

      We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Tax Considerations.”

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by NII Holdings

      Beginning September 20, 2008, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price

Beginning on September 20, 2008 and ending on September 14, 2009	$101.000%

Beginning on September 15, 2009 and ending on September 14, 2010	$100.500%

Beginning on September 15, 2010 and thereafter	$100.000%

      In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

      If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

      We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing. We will notify the noteholders if we redeem the notes.

Repurchase at Option of the Holder

      Although the stated maturity of the notes is September 15, 2033, you have the right to require us to repurchase your notes on September 15 of 2010, 2013, 2018, 2023 and 2028. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

      The repurchase price payable for a note will be equal to 100% of the principal amount, plus interest to, but excluding, the repurchase date.

      Your right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent initially will be the trustee.

      The repurchase notice must state:

      (1) if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

      (2) the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

      (3) that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

      We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

      Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after that date:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

      This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

      Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See “Risk Factors — Risks Related to the Offering — We may not have the ability to raise the funds necessary to finance the redemption or repurchase of the notes if required by holders pursuant to the indenture.”

      We will comply with the provisions of Rule l3e-4 and any other tender offer rules under the Exchange Act that may be applicable to our offer to repurchase the notes.

Repurchase at Option of the Holder Upon a Designated Event

      If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the designated event. The notes will be repurchased in integral multiples of $1,000 principal amount.

      We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

      We will mail to all record holders a notice of a designated event within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

      A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market System or any similar United States system of automated dissemination of quotations of securities prices.

      A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market System.

      We will comply with any applicable provisions of Rule l3e-4 and any other tender offer rules under the Exchange Act in the event of a designated event.

      These designated event repurchase rights could discourage a potential acquirer. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations or the trading price of the notes or our common stock. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Consolidation, Merger and Sale of Assets by NII Holdings

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the notes, the indenture and the registration rights agreement; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

      The following will be events of default under the indenture:

•	we fail to pay principal or premium, if any, when due upon redemption, repurchase or otherwise on the notes;

•	we fail to pay any interest and liquidated damages, if any, on the notes when due and such failure continues for a period of 30 days;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice;

•	there occurs an event of default with respect to our and certain of our subsidiaries’ or affiliates indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $10.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period) and such default shall not have been rescinded or such indebtedness shall not have been discharged within 10 days; or

•	certain events involving our bankruptcy, insolvency or reorganization.

      The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

      Payments of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

      The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

      The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest of any note;

•	reduce the principal amount or premium, if any, of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	adversely change our obligation to redeem or repurchase any note at the option of a holder or upon a designated event;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note;

•	reduce the above-stated percentage of the outstanding notes necessary to modify or amend the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

      We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

      The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

     Global Note, Book-Entry Form

      Notes are evidenced by one or more global notes. We have deposited the existing global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Any additional global notes will be treated likewise. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

      We will pay interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

      We will issue notes in definitive certificate form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

•	we have determined in our sole discretion that notes shall no longer be represented by global notes.

Restrictions on Transfer, Legends

      The notes will be subject to transfer restrictions as described below under “Transfer Restrictions” and certificates for the notes will bear a legend to this effect.

Registration Rights of the Noteholders

      At the closing of the private offering of the notes on September 16, 2003, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we are filing the shelf registration statement, of which this prospectus is a part, with the SEC covering resales of the “registrable securities.” Pursuant to the registration rights agreement, we also agreed to use our reasonable best efforts to cause the shelf registration statement to become effective no later than March 12, 2004 (i.e. within 180 days of the closing date of the private offering) and to use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

•	all of the registrable securities have been sold pursuant to the shelf registration statement; or

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

      When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

      We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed 30 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

      Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions with which we may be involved.

      We will pay predetermined liquidated damages to record holders of registrable securities if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

•	on any note at an annual rate equal to 0.5% of the principal amount of such note until the registration statement is filed or made effective or during the additional period the prospectus is unavailable; and

•	on the common stock that has been converted, at an annual rate equal to 0.5% of an amount equal to $1,000 divided by the conversion rate during such periods.

      A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling stockholder in the related prospectus;

•	deliver the prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

      Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

      The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders in underwritten offerings and though brokers and dealers.

      This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

      We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

      We have appointed Wilmington Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

      The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

      The following description is a summary of the material provisions of our certificate of incorporation and bylaws. Copies of the certificate of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

General

      As of December 31, 2003, NII Holdings had 110,000,001 shares of capital stock authorized. This authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.001 per share, 22,961,070 of which were outstanding;

•	one share of preferred stock, par value $1.00 per share, which we refer to as our Special Director Preferred Stock, which is currently outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share, which we refer to as our Undesignated Preferred Stock, none of which are currently outstanding.

Common Stock

     Voting

      Subject to the rights of the holder of the Special Director Preferred Stock and any outstanding rights granted to preferred stock outstanding at the time, each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

     Dividends

      Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.

     Liquidation

      If we are liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Special Director Preferred Stock

      The Special Director Preferred Stock of NII Holdings gives the holder thereof, currently Motorola Credit Corporation, the right to nominate, elect, remove and replace a single member of the board of directors (the “Special Preferred Stock Director”); provided that at the time any such action is taken, Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the master equipment financing agreement entered into as part of the reorganization (the “New MEFA”) and the equipment financing agreement entered into as part of the reorganization (the “New EFA”). “Motorola Credit Corporation Permitted Transferee” means a successor or assign of Motorola Credit Corporation under the New MEFA and the New EFA if such successor or assign is a subsidiary of Motorola, Inc. or its successor. At such time as Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee does not hold such a debt position, there shall be no Special Preferred Stock Director regardless of the relevant debt position after such time.

Such stock has no dividend rights or other economic value, except for a liquidation value equal to the par value thereof.

      Except as described herein, the Special Director Preferred Stock has no voting rights, except such as may be required by applicable law. Our certificate of incorporation may not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to (1) change the number of directorships without the affirmative vote of at least two-thirds of the members of the board of directors, or (2) affect adversely the holder of the Special Director Preferred Stock without the affirmative vote of such holder. So long as the Special Director Preferred Stock is outstanding, without the approval of at least two-thirds of the members of the board of directors, we may not grant to any person or entity any right to designate individuals to serve on our board of directors, or issue Undesignated Preferred Stock which grants the holders thereof rights to representation on the board of directors, except, in each case, customary rights given to preferred stockholders to board representation in the event of a failure to pay dividends or other default.

      For so long as a member of Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee is entitled to designate one director, we shall not, without the affirmative vote of at least two-thirds of the members of the board of directors, create an executive committee of the board of directors, or any other committee, however named, having substantially similar power and authority.

     Dividends

      The Special Director Preferred Stock has no dividend rights.

     Liquidation

      Upon liquidation, dissolution or winding up of the corporation, each holder of Special Director Preferred Stock shall be entitled to receive one dollar ($1.00) per share before payment of any amounts to the holders of common stock.

Undesignated Preferred Stock

      The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock (including the Special Director Preferred Stock) could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Preemptive Rights

      No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

      Our certificate of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     Board of Directors

      According to our bylaws, the board of directors must be composed of at least one and no more than twelve directors. Our board currently consists of nine directors. The number of directors may be changed from time to time by resolution of the board of directors provided at least two-thirds of the members must consent so long as the Special Director Preferred Stock is outstanding. Directors need not be stockholders of the corporation. According to our certificate of incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term. The holder of the Special Director Preferred Stock has the power and authority to nominate, elect, remove and replace a single member of the board. Additionally, the consent of at least two-thirds of the members of the board is necessary to create an executive committee of the board, for so long as the share of Special Director Preferred Stock is outstanding.

     Stockholder Actions and Special Meetings

      In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the bylaws provide that a special meeting shall be called by the secretary upon the written request of a majority of the board of directors or of the holder of the Special Director Preferred Stock or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

     Anti-Takeover Statute

      Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section.

CERTAIN UNITED STATES TAX CONSIDERATIONS

General

      The following summary describes the material United States federal income tax, and in the case of Non-U.S. Holders (as defined below) estate tax, consequences of the purchase, ownership and disposition of the notes and common stock into which the notes may be converted, as of the date hereof. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions all as in effect as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect. The summary applies to holders that purchase and hold the notes and common stock into which the notes may be converted as capital assets for tax purposes (generally, property held for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, such as:

•	banks or other financial institutions;

•	entities treated as partnerships for United States federal income tax purposes;

•	U.S. Holders (as defined below) whose functional currency is other than the United States dollar;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	dealers in securities or currencies; or

•	persons that will hold notes or the common stock into which the notes may be converted as a hedge against currency risk or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes or the common stock into which the notes may be converted (as the case may be) and one or more other investments.

      If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds the notes or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective holder that is a partner of a partnership holding the notes or our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of the notes or our common stock.

      Finally, the summary does not describe the effect of the federal gift tax laws or the effect of any applicable foreign, state or local laws. This discussion is for general information only and is not intended as legal or tax advice to any particular investor. This summary does not provide a complete analysis or listing of all potential tax considerations. Prospective holders should consult their tax advisors as to the particular tax consequences to them of purchasing, holding or disposing of the notes and the common stock into which the notes may be converted.

      For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note or our common stock acquired upon conversion of a note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all of its substantial decisions. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. A “Non-U.S. Holder” is any beneficial owner of a note or our common stock acquired upon conversion of a note that is not a U.S. Holder.

Tax Consequences to U.S. Holders

     Payments of Interest on the Notes

      Stated Interest. Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single rate that appropriately takes into account the length of intervals between payments. Payments of cash interest on the notes will constitute qualified stated interest and generally will be taxable to a U.S. Holder as ordinary interest income at the time such interest is accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

      Market Discount. If a U.S. Holder acquires a note for an amount that is less than its stated principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than  1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of acquisition.

      A U.S. Holder that purchases a note with market discount is required to treat any principal payment or any payment that is not qualified stated interest on, or any gain upon the sale, exchange, or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that has not previously been included in gross income. If a U.S. Holder disposes of the note in certain otherwise nontaxable transactions, accrued market discount is includible in gross income by the U.S. Holder, as ordinary income, as if such U.S. Holder had sold the note at its then fair market value. If a note with accrued market discount that has not previously been included in gross income is converted into common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock received upon conversion.

      In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

      A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. Holder may, however, elect to include market discount in gross income currently as it accrues, rather than upon a disposition of the note, in which case the interest deferral rule will not apply. An election to include market discount in gross income on an accrual basis will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in such U.S. Holder’s gross income under such an election.

      Amortizable Bond Premium. If a U.S. Holder purchases a note for an amount that, when reduced by the value of the conversion feature, is in excess of the sum of all amounts payable on the note other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased such note at a “premium.” The value of the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature (determined in any reasonable manner). If the amount of premium exceeds the sum of all amounts payable on the note other than payments of qualified stated interest, the amount of the excess will be treated as “amortizable bond premium” and such U.S. Holder may elect to amortize the bond premium as an offset to qualified stated interest, using a constant yield to maturity method over the remaining term of the note, subject to special provisions for debt instruments with early call dates. A U.S. Holder that elects to amortize bond premium must reduce such U.S. Holder’s tax basis in the note by the amount of premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

      If an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of tax accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

      Election to Treat All Interest as Original Issue Discount. U.S. Holders may elect to include in gross income all interest that accrues on a note, including stated interest, market discount and original issue discount, by using the constant yield to maturity method as generally determined in computing original issue discount. Accordingly, a holder will be required to include amounts treated as original issue discount in ordinary income, as determined under the constant yield method, over the period that he holds notes in advance of the receipt of the cash attributable thereto. Such an election for a note with amortizable bond premium results in a deemed election to amortize bond premium for all taxable debt instruments owned and later acquired by the U.S. Holder with premium and may be revoked only with the permission of the IRS. Similarly, such an election for a note with market discount results in a deemed election to accrue market discount in income currently for such note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A U.S. Holder’s tax basis in a note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

      Treatment of Liquidated Damages. We are obligated to pay predetermined liquidated damages in circumstances described in “Description of Notes — Registration Rights of the Noteholders.” Under applicable Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest to be recognized by a holder on a note if the likelihood of the payment, as of the date the notes are issued, is remote. We believe that the likelihood of a liquidated damages payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. In the event that liquidated damages are paid, however, it would affect the timing or amount of the income that must be recognized by a U.S. Holder of a note. There can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the above position.

     Conversion of Notes

      A U.S. Holder will not recognize gain or loss upon conversion of the notes solely into our common stock, except with respect to any cash received in lieu of a fractional share. Cash received in lieu of a fractional share upon conversion generally will be treated as a payment in exchange for such fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and a U.S. Holder’s adjusted tax basis in the fractional share).

      A U.S. Holder’s initial tax basis in the common stock received on conversion will be the same as the U.S. Holder’s adjusted tax basis in the notes at the time of conversion (reduced by any basis allocable to any fractional share interest and increased for a cash method U.S. Holder, by any accrued but unpaid interest that is required to be recognized by such U.S. Holder upon conversion). The holding period for the common stock received on conversion will generally include the holding period of the notes that were converted. To the extent the notes tendered in exchange for common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon the disposition of common stock (see “— Market Discount”).

     Dividends

      Dividends paid on our common stock generally will be includable in gross income of a U.S. Holder as ordinary income to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the common stock, and thereafter as capital gain. Subject to applicable limitations, dividends paid to U.S. Holders that are corporations may qualify for the dividends-received deduction. Pursuant to recently enacted legislation, dividends on our common stock paid to certain U.S. Holders (including individuals) may qualify for preferential U.S. federal income tax rates. However, it is uncertain whether the dividends-received deduction applicable to corporate U.S. Holders and the preferential United States federal income tax rates applicable to certain noncorporate U.S. Holders would apply to deemed distributions described below under “— Adjustment to Conversion Rate.”

     Sale, Exchange or Other Taxable Disposition of Common Stock

      Upon the sale, exchange, or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange, or other taxable disposition and (ii) such holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period of the common stock is more than one year at the time of the sale, exchange, or other taxable disposition. The deductibility of capital losses is subject to certain limitations.

     Adjustment to Conversion Rate

      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See “Description of Notes — Conversion of Notes.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. In such a case, U.S. Holders will recognize dividend income as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax.

     Sale, Exchange, Redemption or Other Taxable Disposition of Notes

      A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes in an amount equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the original purchase price for the note increased by the market discount and reduced by payments received in respect of the note other than qualified stated interest. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss, except to the extent of any accrued market discount on the note not previously included in gross income, to which extent the gain would be treated as ordinary income. If you are an individual and have held the note for more than one year, such capital gain will be subject to tax at preferential capital gains rates. The deductibility of capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

     Interest

      Subject to the discussion below concerning backup withholding, no United States federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided (i) such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (ii) such Non-U.S. Holder (A) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation (as defined in the Code) related to us, directly or indirectly, through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it, and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to United States federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

     Disposition of Notes or Common Stock

      Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized on a sale, redemption or other disposition of a note or common stock into which a note may be converted (including the receipt of cash in lieu of fractional shares upon a conversion of a note into common stock), unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States or, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or (iii) we are treated as a U.S. real property holding corporation (“USRPHC”) for United States federal income tax purposes.

      We believe that we are not, and will not become a USRPHC; however, no assurance can be given in this regard. In general, if it is determined that we are a USRPHC, then Non-U.S. Holders may be subject to United States federal income tax on the sale, exchange, redemption or other disposition of a note or our common stock, and, possibly, withholding up to a rate of 10% on any such disposition. However, a Non-U.S. Holder will not be subject to these special rules even if we are determined to be a USRPHC provided that such Non-U.S. Holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of our common stock (including any common stock that may be received on the conversion of a note).

     United States Business

      If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on the note or dividends or gain on our common stock is effectively connected with the conduct of such trade or business and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to United States federal income tax on the receipt or accrual of such interest or dividends or the recognition of gain on the sale or other taxable disposition of the note or common stock in the same manner as if such holder were a United States Holder. Such interest and dividend income received or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional United States federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate, provided certain certification requirements are met). In addition, any such interest and dividend income will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other United States tax consequences of the ownership and disposition of notes and common stock into which the notes may be converted.

     Conversion of Notes and Dividends

      A Non-U.S. Holder will generally not be subject to United States federal income tax on the conversion of a note solely into our common stock. Any gain recognized as a result of the receipt of cash in lieu of a fractional share of common stock generally will be treated as a sale of the fractional share. See “Disposition of Notes or Common Stock” above.

      Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of converting notes into common stock.

      Dividends, if any, paid on the common stock to a Non-U.S. Holder, generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate, provided certain certification requirements are met).

     Adjustment to Conversion Rate

      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See “Description of Notes — Conversion of Notes.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be treated as a dividend to the extent of our current or accumulated earnings and profits. In such a case, Non-U.S. Holders generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate) on such dividend as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax. Non-U.S. Holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

     Estate Tax

      If interest on a note is exempt from United States federal withholding tax under the rules described above (without regard to the requirement that the beneficial owner provide a statement that it is not a United States person), the note held by an individual who at the time of death is a Non-U.S. Holder generally will not be subject to United States federal estate tax upon such individual’s death. Common stock of the company owned by an individual who is neither a citizen nor a resident of the United States (as defined for United States federal estate tax purposes) will be subject to United Stated federal estate tax upon such holder’s death, subject to reduction of such estate tax if such holder is eligible for the benefits of an estate tax treaty with the United States. Recently enacted United States federal legislation provides for reductions in the United States federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under this legislation, the estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Backup Withholding and Information Reporting

     U.S. Holders

      Payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting, and U.S. federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

     Non-U.S. Holders

      A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the notes, or the proceeds of the sale or other disposition of the notes or our common stock. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to and the tax withheld (if any) with respect to such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

SELLING SECURITY HOLDERS

      We originally issued the notes to the initial purchasers, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston LLC and UBS Securities LLC, in a private placement on September 16 and September 24, 2003. The notes were resold by the initial purchasers in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Selling security holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus or any applicable prospectus supplement.

      The table below sets forth the name of each selling security holder, the principal amount of notes and number of shares of common stock beneficially owned by each selling security holder, and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table.

      Because the selling security holders may offer all or some portion of the notes or underlying shares of common stock listed below, we have assumed for purposes of this table that the selling security holders will sell all of the notes and all of the underlying shares of common stock offered by this prospectus pursuant to this prospectus. See “Plan of Distribution.” In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which they provided to us the information presented in the table.

      We have prepared the table below based on information given to us by those selling security holders who have supplied us with this information prior to the effective date of the registration statement of which this prospectus is a part and we have not sought to verify such information. Based upon information provided to us by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Advent Convertible Master (Cayman) LP	$12,702,000	7.06%	—	158,775	—	—

Akela Capital Master Fund, Ltd.	$4,500,000	2.50%	—	56,250	—	—

Alpha US Sub Fund 4 LLC	$566,000	*	—	7,075	—	—

Arkansas Teachers Retirement	$2,535,000	1.41%	—	31,687	—	—

Baptist Health of South Florida	$350,000	*	—	4,375	—	—

Bear, Stearns & Co. Inc	$1,000,000	*	—	12,500	—	—

BMO Nesbitt Burns Inc.	$6,500,000	3.61%	—	81,250	—	—

Canyon Capital Arbitrage Master Fund, Ltd.	$3,000,000	1.67%	—	37,500	—	—

Canyon Value Realization Fund (Cayman), Ltd.	$4,100,000	2.28%	—	51,250	—	—

Canyon Value Realization Fund, L.P.	$1,500,000	*	—	18,750	—	—

Canyon Value Realization Mac 18, Ltd.	$600,000	*	—	7,500	—	—

CNH CA Master Account, L.P.	$4,000,000	2.22%	—	50,000	—	—

Daimler Chrysler Corp Emp. #1 Pension Plan DTD 4/1/89	$3,530,000	1.96%	—	44,125	—	—

DB Equity Opportunities Master Portfolio, Ltd.	$5,000,000	2.78%	—	62,500	—	—

Deam Convertible Arbitrage	$2,500,000	1.39%	—	31,250	—	—

Engineers Joint Pension Fund	$235,000	*	—	2,937	—	—

Fidelity Fixed-Income Trust: Fidelity High Income Fund	$3,000,000	1.67%	—	37,500	—	—

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Fore Convertible Master Fund, LTD	$735,000	*	—	9,187	—	—

Franklin and Marshall College	$280,000	*	—	3,500	—	—

Geode U.S. Convertible Arbitrage Gund, a Series of Geode Investors LLC	$2,000,000	1.11%	—	25,000	—	—

Grace Brothers, Ltd.	$1,500,000	*	—	18,750	—	—

Grace Convertible Arbitrage Fund, Ltd.	$7,000,000	3.89%	—	87,500	—	—

Guggenheim Portfolio Company VIII, LLC	$147,000	*	—	1,837	—	—

Hfr Arbitrage Fund	$608,000	*	—	7,600	—	—

HFR CA Select Fund	$400,000	*	—	5,000	—	—

Highbridge International, LLC	$13,250,000	7.36%	—	165,625	—	—

JMG Capital Partners, LP	$3,500,000	1.94%	—	43,750	—	—

JMG Triton Offshore Fund, Ltd.	$3,500,000	1.94%	—	43,750	—	—

KBC Financial Products USA, Inc.	$300,000	*	—	3,750	—	—

LDG Limited	$226,000	*	—	2,825	—	—

Lexington Vantage Fund c/o TQA Investors, LLC	$60,000	*	—	750	—	—

Lyxor	$1,506,000	*	—	18,825	—	—

Man Mac 1 Limited	$147,000	*	—	1,837	—	—

Newport Alternative Income Fund	$250,000	*	—	3,125	—	—

Nicholas Applegate Capital Management Convertible Mutual Fund	$430,000	*	—	5,375	—	—

Nisswa Master Fund, Ltd	$500,000	*	—	6,250	—	—

RCG Latitude Master Fund, LTD	$3,000,000	1.67%	—	37,500	—	—

RCG Multi Strategy Master Fund, LTD	$1,000,000	*	—	12,500	—	—

Royal Bank of Canada	$2,000,000	1.11%	—	25,000	—	—

San Diego City Retirement	$510,000	*	—	6,375	—	—

San Diego County Convertible	$1,080,000	*	—	13,500	—	—

San Diego County Employee Retirement Association	$750,000	*	—	9,375	—	—

Silvercreek II Limited	$750,000	*	—	9,375	—	—

Silvercreek Limited Partnership	$1,500,000	*	—	18,750	—	—

Sphinx Fund	$163,000	*	—	2,037	—	—

State Street Bank Custodian for GE Pension Trust	$2,440,000	1.36%	—	30,500	—	—

Tag Associates	$118,000	*	—	1,475	—	—

TD Securities (USA) Inc.	$1,471,000	*	—	18,387	—	—

TQA Master Fund, Ltd.	$2,382,000	1.32%	—	29,775	—	—

TQA Master Plus Fund, Ltd.	$4,500,000	2.50%	—	56,250	—	—

Tribeca Investments, Ltd.	$5,750,000	3.19%	—	71,875	—	—

Wachovia Capital Markets, LLC	$12,850,000	7.14%	—	160,625	—	—

Wake Forest University	$255,000	*	—	3,187	—	—

Windmill Master Fund, L.P.	$5,000,000	2.78%	—	62,500	—	—

Wyoming State Treasurer	$555,000	*	—	6,937	—	—

Xavex Convertible Arbitrage 7 Fund c/o TQA Investors LLC	$525,000	*	—	6,562	—	—

Zazove Convertible Arbitrage Fund L.P.	$4,750,000	2.64%	—	59,375	—	—

Zazove Hedged Convertible Fund, L.P.	$2,500,000	1.39%	—	31,250	—	—

Zazove Income Fund, L.P.	$1,500,000	*	—	18,750	—	—

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Zurich Institutional Benchmarks Master Fund, Ltd. c/o Zazove	$2,500,000	1.39%	—	31,250	—	—

Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$459,000	*	—	5,737	—	—

All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 12.5000 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 22,961,070 shares of our common stock outstanding as of December 31, 2003.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.

     To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

      With respect to selling security holders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      Only selling security holders identified above who beneficially own the notes and the underlying shares of common stock set forth opposite each such selling security holder’s name in the foregoing table on the effective date of the registration statement of which this prospectus is a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of notes or underlying shares of common stock by any holder not identified above, the registration statement of which this prospectus is a part will be amended by a post-effective amendment or this prospectus will be supplemented to set forth the name of and aggregate amount of notes and shares of underlying common stock beneficially owned by the selling security holder intending to sell such notes or underlying common stock. The prospectus, as amended or supplemented, will also disclose whether any selling security holder selling notes or underlying shares of common stock in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus, if such information has not already been disclosed herein.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling security holders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the underlying common stock.

      The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

      In connection with the sales of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling security holders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling security holders. Selling security holders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling security holder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to

Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

      The aggregate proceeds to the selling security holders from the sale of the notes or the underlying common stock offered pursuant to this prospectus will be the purchase price of such securities less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, reject, in whole or part, any proposed purchase of notes or common stock to be made directly or through their agents. We will not receive any of the proceeds from this offering.

      Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private offering are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

      The selling security holders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling security holders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

      If required with respect to a particular offering of the notes and the underlying common stock, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      Under the registration rights agreement entered into at the closing of the private offering of the Notes on September 16, 2003, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of when all of the registrable securities have been sold pursuant to the registration statement or pursuant to Rule 144 or the expiration of the holding period under Rule 144(k) under the Securities Act or any successor provision.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events for a period not to exceed 30 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances relating to possible acquisitions, financings or other similar transactions. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the registration statement of which this prospectus is a part is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted. See “Description of Notes — Registration Rights of the Noteholders.”

      Under the registration rights agreement, we and the selling security holders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public, other than selling and certain legal expenses of the selling security holders.

LEGAL MATTERS

      Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the notes and the shares of our common stock issuable upon conversion of the notes.

EXPERTS

      The consolidated balance sheets as of December 31, 2002 (Successor Company consolidated balance sheet) and 2001 (Predecessor Company consolidated balance sheet), and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the two months ended December 31, 2002 (Successor Company consolidated operations), the ten months ended October 31, 2002, and for each of the two years in the period ended December 31, 2001 (Predecessor Company consolidated operations), and the related financial statement schedule listed on page F-1 of NII Holdings, Inc. and subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated March 7, 2003, which is incorporated herein by reference, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” in 2002, the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” in 2000, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and the adoption of Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

      On May 19, 2003, we dismissed Deloitte & Touche LLP as our independent auditors and engaged PricewaterhouseCoopers LLP as our independent auditors. In connection with its audits for the two most recent fiscal years and through May 19, 2003, there had been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for such years. Our change in independent auditors was reported on a Current Report on Form 8-K filed with the SEC on May 23, 2003, which we have incorporated by reference in this prospectus.

      With respect to the unaudited financial information of NII Holdings, Inc. for the three-month and nine-month periods ended September 30, 2003, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated October 30, 2003 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

      This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

      We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our Current Reports on Form 8-K filed April 29, 2003, August 7, 2003, September 3, 2003, September 11, 2003, November 17, 2003, January 26, 2004, January 27, 2004, February 5, 2004 and February 20, 2004;

•	the description of our common stock as set forth on Form 8-A filed on November 14, 2002; and

•	the “Business — Operating Companies” section of our prospectus filed pursuant to Rule 424(b)(4) on September 12, 2003, File No. 333-107741.

      We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

      We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Mercedes Barreras-Vescovi

Vice President and Corporate Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

      Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

      This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$14,562	*

Printing Expenses	25,000

Accounting Fees and Expenses	50,000

Legal Fees and Expenses	125,000

Miscellaneous Expenses	20,000

Total	$234,562

*	Represents actual expenses. All other expenses are estimates.

      Pursuant to a registration rights agreement, we have agreed to pay all of the expenses in connection with the registration, offering and sale of our securities owned by the selling security holders and covered by the prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Item 15.     Indemnification of Directors and Officers

      Article Seven of the Amended and Restated Certificate of Incorporation of NII Holdings provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

      Under Article Seven, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section.

      Section 7.1 of NII Holdings’ bylaws (the “Bylaws”) provides that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not so serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred in Section 7.1 also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such person is not entitled to be so indemnified under Section 7.1.

      Section 7.4 of the Bylaws provides that the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

      Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses

(including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 16.     Exhibits

      The following exhibits are filed on behalf of the Registrant as part of this registration statement:

2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
4.1	Indenture governing the 3 1/2% Convertible Notes Due 2033 issued by NII Holdings, Inc., dated September 16, 2003, among NII Holdings, Inc. as Issuer and Wilmington Trust Company as Indenture Trustee.*
4.2	Registration Rights Agreement, dated September 16, 2003, between NII Holdings, Inc., and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston LLC and UBS Securities LLC.*
5.1	Opinion of Williams Mullen.*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
15.1	Awareness Letter of PricewaterhouseCoopers LLP.**
23.1	Consent of Williams Mullen (included in Exhibit 5.1).*
23.2	Consent of Deloitte & Touche LLP.**
24.1	Powers of Attorney (included on signature page). *
25.1	Statement of Eligibility of Wilmington Trust Company on Form T-1.*

*	Previously Filed.

**	Filed Herewith.

Item 17.     Undertakings

      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 9th day of March, 2004.

NII HOLDINGS, INC.

By:	/s/ ROBERT J. GILKER _______________________________________ Robert J. Gilker

Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven M. Shindler	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2004

* Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial Officer)	March 9, 2004

* Ricardo Israele	Vice President and Controller (Principal Accounting Officer)	March 9, 2004

* Timothy M. Donahue	Director	March 9, 2004

* Steven P. Dussek	Director	March 9, 2004

* Neal P. Goldman	Director	March 9, 2004

* Charles M. Herington	Director	March 9, 2004

* Carolyn Katz	Director	March 9, 2004

* Donald E. Morgan	Director	March 9, 2004

Signature	Title	Date

* John W. Risner	Director	March 9, 2004

* Charles F. Wright	Director	March 9, 2004

*	Robert J. Gilker, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission as part of the Registration Statement.

March 9, 2004

/s/ ROBERT J. GILKER

_______________________________________

Robert J. Gilker

Vice President and General Counsel

EXHIBIT INDEX

Exhibit
No.	Document

2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
4.1	Indenture governing the 3 1/2% Convertible Notes Due 2033 issued by NII Holdings, Inc., dated September 16, 2003, among NII Holdings, Inc. as Issuer and Wilmington Trust Company as Indenture Trustee.*
4.2	Registration Rights Agreement, dated September 16, 2003, between NII Holdings, Inc., and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston LLC and UBS Securities LLC.*
5.1	Opinion of Williams Mullen.*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
15.1	Awareness Letter of PricewaterhouseCoopers LLP.**
23.1	Consent of Williams Mullen (included in Exhibit 5.1).*
23.2	Consent of Deloitte & Touche LLP.**
24.1	Powers of Attorney (included on signature page). *
25.1	Statement of Eligibility of Wilmington Trust Company on Form T-1.*

*	Previously Filed.

**	Filed Herewith.